Exhibit 5.1

Goodwin Procter LLP 525 Market Street, 32th Floor San Francisco, CA 94105 +1 (415) 733-6000 goodwinlaw.com

March 20, 2025

Senti Biosciences, Inc.
2 Corporate Drive, First Floor
South San Francisco, CA 94080

Re:          Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on March 20, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Senti Biosciences, Inc., a Delaware corporation (the “Company”) of up to 52,892,500 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) to be sold from time to time by the selling stockholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Stockholders”), consisting of (i) 21,157,000 shares of Common Stock issued upon the conversion of 21,157 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”, and the shares of Common Stock issued upon conversion thereof, the “Conversion Shares”), and (ii) 31,735,500 shares of Common Stock issuable upon the exercise of the accompanying Warrants (the “Warrants”, and the shares of Common Stock issuable upon exercise thereof, the “Warrant Shares”, and the Warrant Shares together with the Conversion Shares, the “Shares”).  The shares of Series A Preferred Stock and the Warrants were sold to the Selling Stockholders named in, and pursuant to, a securities purchase agreement among the Company and such Selling Stockholders (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.  For purposes of the opinion set forth in paragraph 2 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.	The Conversion Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

2.
Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Senti Biosciences, Inc.
March 20, 2025

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP